Ex. T3A.12
CERTIFICATE OF INCORPORATION
OF
PIZZERIA UNO OF 86TH STREET, INC,
___________________________________

Under Section 402 of the Business Corporation

The undersigned, being a natural person of at least 18 years of age and acting as the Incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST:  The name of the corporation is Pizzeria Uno of 86th Street, Inc.

SECOND:  The corporation is formed to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

THIRD:  The office of the corporation is to be located in the County of New York, State or New York.

FOURTH:  The aggregate number of shares which the corporation shall have authority to issue is two hundred (200), all of which are without par value, and all of which are of the same class.

FIFTH:  The Secretary of State is designated as the agent of the corporation on whom process against the corporation may be served.  The post office address without the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:  Office of the General Counsel, Uno Restaurant Corporation, 100 Charles Park Road, West Roxbury, Massachusetts  02132-4985.

SIXTH: The duration of the corporation is to be perpetual.

SEVENTH:  The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify, under said Article from and against any and all of the expenses , liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

EIGHTH:  The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

Signed on January 24th 1992.

________________________________
Joseph K. Winrich, Incorporator
84 State Street
Boston, Massachusetts 02108

COMMONWEALTH OF MASSACHUSETTS  )
     ) SS.:
COUNTY OF SUFFOLK                                   )

On the date hereinafter set forth, before me came Joseph K. Winrich, to me known to be the individual who is described in, and who signed the foregoing certificate of incorporation, and he acknowledged to me that he signed the same.

Signed on January 24th, 1992.

/s/Helen A. Falvey Fletcher
Notary Public